Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in this Registration Statement of Tattooed Chef, Inc. (f/k/a Forum Merger II Corporation) on Form S-8 of our report dated March 11, 2020, with respect to our audits of the financial statements of Tattooed Chef, Inc. (f/k/a Forum Merger II Corporation) as of December 31, 2019 and 2018 and for the year ended December 31, 2019 and for the period from May 4, 2018 (inception) through December 31, 2018 appearing in the Annual Report on Form 10-K of Tattooed Chef, Inc. (f/k/a Forum Merger II Corporation) for the year ended 2019. We were dismissed as auditors on November 9, 2020 and, accordingly, we have not performed any audit or review procedures with respect to any financial statements appearing in such Prospectus for the periods after the date of our dismissal. We also consent to the reference to our firm under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Marcum llp

Marcum llp

New York, New York

December 23, 2020